VALUED ADVISERS TRUST

INTERIM EXPENSE LIMITATION AGREEMENT

THIS AGREEMENT is made and entered into effective as of February 13, 2014 by and between Valued Advisers Trust, a Delaware statutory trust (the “Trust”), on behalf of the series portfolios as set forth on Schedule A, (the “Fund”), and Golub Group, LLC (the “Adviser”), a California limited liability company.

WHEREAS, the Trust is a Delaware statutory trust organized under the Certificate of Trust (“Trust Instrument”), dated June 13, 2008, and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company of the series type; and

WHEREAS, the Trust and the Adviser have previously entered into an expense limitation agreement (the “Previous Expense Limitation Agreement”) and an investment advisory agreement (the “Previous Advisory Agreement”), each of which was terminated as a result of an assignment of the Previous Advisory Agreement that occurred on October 1, 2013 (the “Assignment”);

WHEREAS, the Trust contemplates seeking approval of shareholders of the Fund of a new investment advisory agreement (the “New Advisory Agreement”) between the Trust, with respect to the Fund, and the Adviser, and assuming shareholder approval of the New Advisory Agreement, the Trust contemplates entering into a new expense limitation agreement with the Adviser (with respect to the Fund) (a “New Expense Limitation Agreement”);

WHEREAS, the Trust also contemplates seeking approval of shareholders of the Fund of the ratification of advisory fees paid to the Adviser since the Assignment and approval of the right to recoup advisory fees waived and/or expenses reimbursed to the Fund by the Adviser under the Previous Expense Limitation Agreement (the “Compensation Proposal”);

WHEREAS, the Trust, on behalf of the Fund, and the Adviser have entered into an Interim Investment Advisory Agreement dated February 13, 2014 (“Interim Advisory Agreement”), pursuant to which the Adviser provides investment advisory services to the Fund; and

WHEREAS, the Fund and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to limit the expenses of the Fund during the period of time in which the Interim Advisory Agreement is in place, and, therefore, have entered into this Agreement, in order to maintain the Fund’s expense ratios within the Operating Expense Limit, as defined below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	EXPENSE LIMITATION.

(a)

Applicable Expense Limit. To the extent that the aggregate expenses of every character, including but not limited to investment advisory fees of the Adviser (but excluding (i) interest, (ii) taxes, (iii) brokerage commissions, (iv) other expenditures which are capitalized in accordance with generally accepted accounting principles, (v) other extraordinary expenses not incurred in the ordinary course of the Fund’s business, (vi) dividend expense on short sales, and (vii) expenses incurred under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act), incurred by the Fund in any fiscal year (“Fund Operating Expenses”), that exceed the Operating Expense Limit, as defined in Section 1(b) below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser. In determining the Fund Operating Expenses, expenses that the Fund would

1	Interim Expense Limitation Agreement

have incurred but did not actually pay because of expense offset or brokerage/service arrangements shall be added to the aggregate expenses so as not to benefit the Adviser. Additionally, fees reimbursed to the Fund relating to brokerage/services arrangements shall not be taken into account in determining the Fund Operating Expenses so as to benefit the Adviser. Finally, the Operating Expense Limit described in this Agreement exclude any “acquired fund fees and expenses” as that term is described in the prospectus of the Fund.

(b)	Operating Expense Limit. The Fund’s maximum operating expense limit (an “Operating Expense Limit”) during the period of this Agreement shall be that percentage of the average daily net assets of the Fund as set forth on Schedule A attached hereto and incorporated by this reference.

(c)	Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the Fund Operating Expenses for the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month exceeds the Operating Expense Limit of the Fund, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Operating Expense Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser shall also remit to the Fund an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.

(d)	Period Adjustment. If necessary, on or before the last day of the first month of the period following the term of this Agreement, an adjustment payment shall be made by the appropriate party in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Adviser to the Fund with respect to the period covered by this Agreement shall equal the Excess Amount.

2.	REIMBURSEMENT OF FEE WAIVERS AND EXPENSE REIMBURSEMENTS.

(a)	Reimbursement. Assuming shareholder approval of the Compensation Proposal, if in any year in which the New Advisory Agreement is still in effect , the estimated aggregate Fund Operating Expenses of such Fund for the fiscal year are less than the Operating Expense Limit for that year, the Adviser may be entitled to reimbursement by the Fund, in whole or in part as provided below, of the fees or expenses waived or reduced by the Adviser and other payments remitted by the Adviser to the Fund pursuant to Section 1 hereof, as well as pursuant to the “Reimbursement” provisions of the Previous Expense Limitation Agreement. The total amount of reimbursement to which the Adviser may be entitled (“Reimbursement Amount”) shall equal, at any time, the sum of all fees previously waived or reduced by the Adviser and all other payments remitted by the Adviser to the Fund, during any of the previous three (3) fiscal years, less any reimbursement previously paid by such Fund to the Adviser, with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Reimbursement Amount.

(b)

Reimbursement during This Agreement. No Reimbursement shall be made during the period of this Agreement. Reimbursement of amounts waived and/or expenses reimbursed under this Agreement may only be made to the Adviser if the Compensation

2	Interim Expense Limitation Agreement

Proposal is approved by shareholders. Assuming shareholder approval of the Compensation Proposal, Reimbursement shall be accomplished according to the following methodology:

(i)	Method of Computation. To determine the Fund’s accrual, if any, to reimburse the Adviser for the Reimbursement Amount, each month the Fund Operating Expenses of the Fund shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses of the Fund for any month are less than the Operating Expense Limit of the Fund, the Fund, shall accrue into its net asset value an amount payable to the Adviser sufficient to increase the annualized Fund Operating Expenses of that Fund to an amount no greater than the Operating Expense Limit of the Fund, provided that such amount paid to the Adviser will in no event exceed the total Reimbursement Amount. For accounting purposes, when the annualized Fund Operating Expenses of the Fund are below the Operating Expense Limit, a liability will be accrued daily for these amounts.

(ii)	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of a Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Operating Expense Limit. For purposes of the adjustment described in this section, the periods describe include periods covered by this Agreement, as well as periods since the Assignment through the date of this Agreement and periods prior to the Assignment.

(iii)	Limitation of Liability. The Adviser shall look only to the assets of the Fund for which it waived or reduced fees or remitted payments for reimbursement under this Agreement, the Previous Expense Limitation Agreement, and, as applicable, any New Expense Limitation Agreement, and for payment of any claim, and neither the Fund, nor any of the Trust’s directors, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.

3.	TERM, MODIFICATION AND TERMINATION OF AGREEMENT.

This Agreement with respect to the Fund shall continue in effect until the expiration date set forth on Schedule A (the “Expiration Date”). With regard to the Operating Expense Limits, the Trust’s Board of Trustees and the Adviser may terminate or modify this Agreement prior to the Expiration Date only by mutual written consent. This Agreement shall terminate automatically upon the termination of the Interim Advisory Agreement.

4.	MISCELLANEOUS.

(a)	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(b)	Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

3	Interim Expense Limitation Agreement

(c)	Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the investment advisory fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Interim Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Interim Advisory Agreement or the 1940 Act.

Signature Page to Follow

4	Interim Expense Limitation Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

VALUED ADVISERS TRUST

/s/ Carol J. Highsmith
Signature
Vice President
Title

GOLUB GROUP, LLC

/s/ Colin Higgins
Signature
President
Title

5	Interim Expense Limitation Agreement

Schedule A

to the

Amended Expense Limitation Agreement

between

Valued Advisers Trust (the “Trust”)

and

Golub Group, LLC (the “Adviser”)

Dated as of February 13, 2014

Fund	Operating Expense Limit	Effective Date	Expiration Date
Golub Group Equity Fund	1.25%	February 13, 2014	July 13, 2014

A-1	Expense Limitation Agreement